Exhibit 99.1

MARVELL ANNOUNCES DATE OF ITS 2007 ANNUAL GENERAL MEETING OF
SHAREHOLDERS AND DEADLINES FOR SUBMITTING SHAREHOLDER
PROPOSALS

Santa Clara, California (August 17, 2007) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a leader in storage, communications, and consumer silicon solutions, today announced that it currently plans to hold its 2007 annual general meeting of shareholders at 3:30 p.m., local time, on Friday, October 19, 2007, at the Hyatt Regency Hotel, Santa Clara Convention Center, 5101 Great America Parkway, Santa Clara, California 95054.  Shareholders of record as of the close of business on August 31, 2007 are entitled to notice of and vote at the 2007 annual general meeting.

Deadline for Shareholder Proposals Pursuant to Rule 14a-8

The date on which the 2007 annual general meeting will be held constitutes a change of more than 30 days from the anniversary of Marvell’s 2006 annual general meeting of shareholders.  As a result, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, Marvell has set a new deadline for the receipt of shareholder proposals submitted pursuant to Rule 14a-8 for inclusion in Marvell’s proxy materials for the 2007 annual general meeting.  The new deadline for delivering shareholder proposals to Marvell is the close of business on August 30, 2007.  Such proposals should be delivered to Marvell’s principal executive offices at the following address:  Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, Attention: Secretary.  Such proposals also will need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of shareholder proposals in Marvell’s proxy materials, and may be omitted if not in compliance with applicable requirements.

Deadline for Shareholder Proposals Not Pursuant to Rule 14a-8

As further set forth in Marvell’s proxy statement for the 2006 fiscal year, shareholder proposals, including director nominations, may also be made at the 2007 annual general meeting in accordance with the terms of Marvell’s bye-laws and the Bermuda Companies Act of 1981.

About Marvell

Marvell (NASDAQ: MRVL) is a leader in storage, communications and consumer silicon solutions.  The Company’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking.  As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries, including Marvell Semiconductor, Inc. (MSI), Marvell Asia Pte Ltd (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), Marvell Software Solutions Israel Ltd., and Marvell Semiconductor Germany GmbH.  MSI is headquartered in Santa Clara, Calif., and designs, develops and markets products on behalf of MIL and MAPL.  MSI may be contacted at (408) 222-2500 or at www.marvell.com.

Marvell® and the Marvell logo are trademarks of Marvell.  All other trademarks are the property of their respective owners.

Company Contact
Mike Rashkin
Interim Chief Financial Officer
408.222.2500
mrashkin@marvell.com